Graphic
Packaging
INTERNATIONAL

International Assignment - Letter of Understanding
October 2021

Mr. Joe Yost
21 Lakewood Manor Road Newbury, NH 03255 United States

Dear Joe,

This letter confirms the terms and conditions that are being presented to you in consideration of your assignment to the combined entity to include Graphic Packaging International Europe N.V., Brussels, Belgium ("Host Country") and the AR Packaging Business. During the term of this assignment, you will be employed by Graphic Packaging International, LLC Concord, NH, United States ("Company") and seconded to Graphic Packaging International Europe N.V., to serve In the capacity of EVP and President, International Business Unit.

The salary and benefits below apply only during the term of this assignment.

Term of Assignment

This assignment is subject to medical clearances, immigration entry documents and employment visa and your acceptance of the terms and conditions outlined In this letter. The initial effective date of your assignment will be 1 April 2022 (or upon receipt of all appropriate Immigration documents and your arrival in the host location, if later). Your point of origin has been designated as Concord, New Hampshire, United States. ("Home Country")

Your assignment Is expected to last 5 years. Should your assignment be extended by mutual agreement, the Company will review the terms of the assignment at the time of extension. The terms and conditions in this letter will be In effect only for the period of your secondment to Graphic Packaging International Europe N.V., in the capacity of EVP and President, lnterrwtional Business Unit.
Reporting Relationship

During the term of this assignment, you will report to Michael Doss, President and CEO.

Base Salary

The annual base salary for this position will be US$ 650,000 payable via a split payroll with a portion paid from the
U.S. (semimonthly) and via Belgium (monthly). Any changes to your base salary will be managed via the annual merit process In the U.S.

Bonus

You will be eligible to participate In the GP! Management Incentive Plan (MIP) in accordance with the terms of the plan at a target of75% of base salary,

Long Term Incentive Plan

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During your assignment, you will be eligible to participate in the Graphic Packaging International, LLC Long Term Incentive Plan (LTIP) under the terms of the plan at the target level consistent with your grade level.

Employee Benefit Plans

You will be eligible to participate in a global benefit program for medical, dental and vision coverage. The Company will pay the costs associated with this coverage; however, the Company is required to deduct the standard cost of benefits for medical, dental and vision from your pay. The cost of this coverage will be deducted via U.S. payroll. You will also be responsible for a deductible of US $750. Any changes to the plan will be communicated to you immediately.

One Time Equity Grant

You will receive a one-time grant of Restricted Stock Units (RSUs) with an initial value equal to $250,000. The actual number of RSUs will be calculated based on the closing price of Graphic Packaging Holding Company's common stock on December 1, 2021 (grant date). All RSU's in this grant will be service-based and will vest on the third anniversary of the grant date. This grant is subject to approval by the Compensation Committee of the Board of Directors.

Cost of Living Allowance (COLA)

A cost of living allowance will be paid to compensate you for the higher costs of goods and services in Brussels, Belgium compared to the Home Country (HQ location, Atlanta, Georgia). This allowance will begin once you are in your permanent accommodations in the Host Country and will stop upon the termination of this assignment. Your initial monthly COLA based on your family status and your salary level is estimated at€ 2,136. ($US 2,592 at
.825 FX)

Housing and Utilities Allowance

The Company will pay housing and utilities allowance to enable you to make comparable rental housing arrangements at the Host Country. You will be responsible for housing and utility costs in excess of your housing allowance.
Your allowance is based on suitable housing costs in Belgium, Brussels (based on your salary level and family size) relative to housing costs in the Home Country (HQ location, Atlanta GA). The monthly housing and utilities allowance is estimated at €3,496. ($US 4,243 at .825 FX) Your housing and utilities allowance will begin once you are in your permanent housing in the Host Country and will stop upon the termination of this assignment. The Company will fund any required deposit or guarantee. Any amount of the deposit/guarantee refunded to you by the landlord at the end of the lease period must be repaid to the Company.
You are discouraged from purchasing a home during the term of this assignment. Should you purchase a home in the Host Country during the term of this agreement, the Company will not provide you with financial assistance of any kind and will immediately cease providing your assignment allowances. You will also be totally responsible for any adverse income tax affect which results from either the purchase or sale of a home in the Host Country.

Allowance Adjustments

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The cost of living allowance will be reviewed and updated by the Company every six (6) months to reflect inflation and/or significant currency exchange rate fluctuation in the Host Country. The housing and utilities allowance will be reviewed and updated by the Company annually.

Home Leave

You will receive reimbursement for up to six (6) round-trip economy comfort class airfares from Brussels, Belgium to Concord, NH, U.S. for each twelve (12) month period of your assignment. If applicable, your trips from Brussels, Belgium to Concord, NH may be considered as a business expense If related to your responsibilities.

All trips should be planned and scheduled In accordance with the Company's travel policy.

Host Country Car

As part of your assignment, you will be eligible for a vehicle In accordance with the local employee company car program for employees in Brussels, Belgium.

Payroll Delivery

It is intended that your base pay will be administered In accordance to the split pay schedule attached. Your COLA and housing and utility allowance will be delivered to you In the Host Country in Euros, with the remainder of your base pay, variable pay and hypothetical tax withholding being paid via U.S. payroll.

Work Schedule

You agree that you will observe the work schedule In effect at your place of assignment and that you will not be entitled to overtime pay should the responsibilities of your position require, from tlrne to time, that your work exceed this schedule.

Vacation and Holidays

Your will accrue normal vacation time under the Horne Country policy. In addition, you will observe the customary holidays at the Host location.

:rax Equalization

The Company will tax equalize your federal, state and social lax liability to your home country and home state taxation.

You will be held responsible for hypothetical income taxes, state tax and social taxes, etc. on all company sourced Income on a home country/home state basis. Taxes on your personal Income will be your responsibility. If you Incur additional tax on personal income due to your assignment, It will be tax protected by the company.
It Is anticipated that tax equalization for you will be administered by withholding a hypothetical tax (hypothetical federal and state taxes) from your· base, bonus and long term Incentive compensation (if applicable). Actual U.S. social taxes will be withheld on your entire compensation and the company will reimburse any additional social tax that may be due on lnternatiomll :allowances through tax equalization.

Having tal<en the hypothetical tax withholding and actual social tax from your periodic pay, the Company will be responsible for the payment of Home Country, Home State and Host Country Income and social taxes, If

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applicable, on your Company Income. You will be responsible for remitting payment of tax on your personal Income as required by local law.

You will receive a Tax Equalization Calculation for each calendar year of your assignment and possibly later years to the extent it Is determined appropriate by the Company due to trailing international assignment compensation reporting, tax or tax cost recovery issues. A tax settlement amount may be due to/from the Company as a result. It is expected that any tax settlement amount be made within 30 days of receipt of the settlement calculation whether due to, or from, the Company.

Tax Return Preparation

l<PMG has been engaged to assist you In the preparation of your Belgian, U.S. and Georgia tax returns for the years of your assignment (2022, 2023, 2024, 2025 and 2026) and possible additional years later due to trailing International assignment compensation reporting, tax or tax cost recovery issues. The Company will engage KPMG or other competent counsel to assist you with any tax audits (to the extent such audits are related to Company paid Income or reimbursed expenses) should this become necessary in the future. You must cooperate with KPMG to assure the preparation of all returns. All Information related to your income tax return, other than that which is necessary forthe Company to conclude the tax equalization settlement, Is kept confidential between you and KPMG.

Visas/Medical Examinations/Work Permits

The Company, through its vendors, will assist you In obtaining the proper documentation for yoUI' international assignment. You are responsible for providing the necessary Information in a timely manner.

You are required to have a medical examination prior to your undertaking the assignment. The Company will reimburse the excess costs not covered by insurance for the examinations,

Pre-Assignment Trip/Housing Arrangements

The Company will pay for one trip to the Host Country for you to search for appropriate housing. This includes economy plus class airfare, auto rental, plus reasonable living expenses for a period not to exceed seven (7) calendar days.

In addition, the Company will pay for a Destination Services Provider lo work with you in your new location to assist you in identifying appropriate housing, area orientation, assisting with banking and social security, information on driver's license process and other services specific to your needs.
Home Country Housing

If you Intend to keep your Home Country house vacant during the term of the assignment, the Company will provide you with an annual allowance in the amount of US$10,000 to cover Incidentals related to maintaining your Home Country house during the term of your assignment. This will be paid net of tax. Insurance or any other costs associated with the Home Country housing will not be paid or reimbursed by the Company. If you choose to sell your home during the term of this assignment, the home country housing allowance will cease. All costs associated with the sale of your home In the U.S. will be your responsibility.

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Relocation

Shipping of Household Goods-: Air Shipment

The Company will pay for lhe cost of an air shipment up to 500 pounds. The company will pay the customs, duties and fees on typically used household goods.

Shipping of Household Goods - Surface Shipment

The Company will pay for the cost of a surface shipment up to 5,000 pounds. The company will pay the customs, duties and fees on typically used household goods.

Incidental Moving Allowance

YoLJ will receive a moving allowance of US$25,000. The purpose of this allowance is to cover the purchase costs of appliances, furniture and other household furnishings, as well as, other local fees (driver's license, etc.). It is expected that at the end of your assignment !terns such as furniture and large appliances are disposed of in a reasonable fashion at the host location and the company not incur costs for shipment of these Items upon your repatriation to the home location.

This allowance will be paid net of taxes. Any actual European tax obligations will be borne by the Company.

Cost and requirements associated with pet transport, quarantine, immunizations and veterlna1y fees are the assignee's responsibility. The incidental moving allowance is provided for this type of expenditure.

Temporary Living Expense

Based on your personal circumstances, temporary accommodations may be required for up to one week prior to departure and for up to 30 days after arriving at the new location. The Company will reimburse you the cost of these accommodations as necessary.
Repatriation

At the conclusion of your assignment, the Company will repatriate you to your Home Country. The Company will provide for return airfare for you plus a surface shipment, up to 5,000 pounds and an air shipment of up to 500 pounds Including any required customs, duties and fees. The Company will make a reasonable, good"falth effort to reassign you to a position at least equivalent to your current position. If a position is available, and you elect not to assume the position, your election could be considered a voluntary resignation.

Termination or Retirement Following Repatriation

If you terminate employment with the Company within two (2) years of your repatriation you agree to reimburse the Company for all return moving costs associated with your repatriation. If the termination Is initiated by the Company and Is not for cause, this provision will not apply, For purposes of this section, retirement does not qualify as voluntary termination.

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General

You are responsible for operating at the highest level of ethical practices and in line with the core values of the Company.

Your understand and agree the differential payments and adjustments described above as well as any other allowance or gratuities provided by the Company to you under this Agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of Host Country to compensate employees who are not entitled to receive these benefits. This agreement and the benefits outlined are contingent upon your being authorized to work and reside In the Host Country. If you lose your authorization to work in the Host Country at any time, for any reason during the term of this agreement, the Company will consider your circumstances, but may, at its sole discretion, consider all, or any portion of this agreement void.
Agreement

Nothing in this agreement shall be construed as a contractual guarantee of employment. Employment and secondment are both considered "at will" and, subject to local law, may be discontinued by either party, with or without cause, at any time.

This agreement Is made in Brussels, Belgium and shall be subject to the laws thereof. All arbitration of litigation brought to enforce this agreement shall be brought to local courts located In that jurisdiction. In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such Invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of

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